Exhibit 99.1

May 11, 2017

Mr. Daniel J. Finnegan
c/o The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Dear Dan:

This letter serves to supplement the letter agreement between you and The Priceline Group Inc. (the “Company”), dated October 19, 2005 and amended December 16, 2008 (the “Employment Agreement”), and set forth the terms and conditions related to your transition from employment as Chief Financial Officer and Chief Accounting Officer of the Company to that of consultant following your retirement.

1.Position; Employment Periods; Consulting Period.
(a)    Initial Employment Period. From the date hereof (the “Effective Date”) through the date on which a new Chief Financial Officer of the Company (the “Incoming CFO”) begins employment with the Company (the “Initial Employment Period”), you will remain a full-time employee of the Company and continue to serve as Chief Financial Officer and Chief Accounting Officer of the Company. In addition, the Employment Agreement shall remain in effect during the Initial Employment Period.
(b)    Subsequent Employment Period. Provided that you remain employed through the end of the Initial Employment Period, from the last day of the Initial Employment Period through March 4, 2018 (the “Subsequent Employment Period”), you will be employed by the Company on a part-time basis and, on the first day of the Subsequent Employment Period, you will resign as Chief Financial Officer and Chief Accounting Officer of the Company. During the Subsequent Employment Period, you will have the title of Executive Vice President of Finance and report to the CEO. During the Subsequent Employment Period, you will be expected to work at least 20 hours per week, either from the Company’s offices or your home, as mutually agreed upon by you and the Company. In addition, during the Subsequent Employment Period, your duties will include, but will not be limited to, those duties listed on Appendix A, attached hereto, and any additional tasks that are reasonably requested by the CEO. Furthermore, the Employment Agreement shall remain in effect during the Subsequent Employment Period; provided, however, that you acknowledge and agree that the change in your position, duties and responsibilities effective as of the beginning of the Subsequent Employment Period will not constitute “Good Reason” under the Employment Agreement or the Performance Share Unit Agreements, dated March 4, 2015, March 4, 2016 and March 4, 2017, between you and the Company (collectively, the “PSU Award Agreements”).

(c)    Consulting Period. Provided that you remain employed through the end of the Subsequent Employment Period, on March 5, 2018, you will voluntarily retire from your employment with the Company and become a consultant to the Company for the period commencing March 5, 2018 and ending March 4, 2019 (the “Consulting Period”). During the Consulting Period, you will provide such consulting services as may be requested from time to time by the Chief Executive Officer of the Company on a mutually agreed upon schedule (the “Consulting Services”).
2.    Compensation and Benefits. The Company will compensate you for your services during the Initial Employment Period, the Subsequent Employment Period and the Consulting Period as follows:
(a)    Base Compensation; Consulting Fee.
(i)    Initial Employment Period and Subsequent Employment Period. During the Initial Employment Period and the Subsequent Employment Period, you will continue to receive a base salary at the annual rate of $315,000. Your base salary shall be payable in installments in accordance with the regular payroll practices of the Company.
(ii)    Consulting Period. During the Consulting Period, you will not be paid a monthly consulting fee.
(b)    Annual Bonus.
(i)    You will be eligible to receive a cash bonus for the 2017 calendar year pursuant to the terms and conditions of the Company’s Annual Bonus Plan (the “Bonus Plan”). Such bonus shall be paid, if earned, when paid to all other senior executives of the Company in 2018, but in no event later than March 15, 2018.
(ii)     You will not be eligible to receive any cash bonus, whether pursuant to the Bonus Plan or otherwise, in respect of any period after December 31, 2017.
(c)    Benefits.
(i)    Initial Employment Period and Subsequent Employment Period. During the Initial Employment Period and the Subsequent Employment Period, you will continue to participate in all benefit plans and arrangements in which you participated prior to the Effective Date.
(ii)    Consulting Period. You will not be eligible to participate in any Company benefit plans or arrangements during the Consulting Period.
(d)    Business Expense Reimbursement. The Company will reimburse you for any travel, entertainment and/or other business expenses incurred by you in the performance of your duties as an employee or consultant, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.

(e)    Severance.
(i)    Initial Employment Period and Subsequent Employment Period. During the Initial Employment Period and Subsequent Employment Period, you will be eligible to receive severance benefits in accordance with the terms of the Employment Agreement.
(ii)    Consulting Period. During the Consulting Period, you will no longer be entitled to any severance protection or benefits.
3.    Equity Awards. Your Performance Share Unit awards, granted on March 4, 2015 and March 4, 2016, respectively (collectively, the “PSUs”), will continue to vest during the Initial Employment Period, the Subsequent Employment Period and the Consulting Period in accordance with the terms of the Company’s 1999 Omnibus Plan (as amended and restated) (the “Equity Plan”) and the applicable PSU Award Agreements (subject to the proviso in Section 1(b) above). You acknowledge and agree that you will forfeit all other outstanding equity awards (including the Performance Share Unit award granted to you in 2017) at the end of the Subsequent Employment Period upon your retirement, provided you remain employed through the end of the Subsequent Employment Period, and you will not be entitled to receive equity awards under the Equity Plan in 2018 or 2019.
4.    Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations and Incentive-Based Compensation Clawback Policy. You acknowledge that (a) the Non-Competition and Non-Solicitation Agreement, dated March 1, 2013, between you and the Company (the “Non-Competition Agreement”) and (b) your consent, dated March 1, 2013, to the Company’s Incentive-Based Compensation Clawback Policy remain in effect in accordance with their terms during the Initial Employment Period, the Subsequent Employment Period and the Consulting Period. For the avoidance of doubt, the term “Restriction Period” in the Non-Competition Agreement means the period ending on March 4, 2020.
5.    Independent Contractor. You acknowledge and agree that, at all times during the Consulting Period, (a) you will be and remain an independent contractor, and will not be considered the agent, partner, principal, employee or servant of the Company; (b) you will be free to exercise your own judgment as to the manner and method of providing the Consulting Services, subject to applicable laws and requirements reasonably imposed by the Company, and will have no authority to bind the Company, nor to act on its behalf, nor to make decisions for the Company; (c) you will not be treated as an employee of the Company for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company under any employee benefit plan, program, policy, or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage, severance and retirement benefits); and (d) you will be required to pay any applicable taxes on the consulting fee and to provide any insurance coverage for yourself required by law, and the consulting fee will be reported for all purposes on IRS Form 1099-MISC. The Company acknowledges that the Consulting Services will be provided by you on a non-exclusive basis, and that you may engage in any other business activities as long as such activities do not interfere with your obligations under this letter agreement or any other agreement with the Company.
6.    Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer or director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors and officers’ liability insurance after the end of the Subsequent

Employment Period in the same amount and to the same extent as the Company covers its other officers and directors.
7.    Amendment and Termination. This letter agreement may be amended in writing by mutual agreement of the parties and will terminate on March 4, 2019 unless your employment with, or provision of services as a consultant to, the Company terminates earlier, in which case this letter agreement will terminate on such earlier date.
8.    Continued Employment. Nothing hereunder shall be held or construed to confer upon you any right to, or guaranty of, continued employment or any other association with the Company or its subsidiaries.
9.    Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Furthermore, the Company may, without your consent, assign its rights and obligations under this letter, and the terms of this letter agreement shall be fully enforceable by any such assignee.
10.    Survival. Sections 4 and 5 of this letter agreement shall survive termination or expiration of this letter agreement for any reason as shall any other provisions which by their nature are intended to survive.
11.    Complete Agreement. This letter in conjunction with the Employment Agreement contains the entire understanding of the parties with respect to your employment with the Company during the Initial Employment Period and the Subsequent Employment Period.
12.    Counterparts. This letter agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Warm regards,

/s/ Glenn Fogel
Glenn Fogel

Acknowledged and Accepted:

/s/ Daniel J. Finnegan
Daniel J. Finnegan

Date: May 11, 2017

Appendix A

During the Subsequent Employment Period, your duties will include the following:

•	Overseeing preparation of the Company’s 2017 year-end financial information, including preparation of the Company’s 2017 year-end earnings announcement and Form 10-K;

•	Overseeing preparation of the Company’s 2018 budget;

•	Participating in the 2018 compensation planning process, including overseeing the design of the Company’s compensation programs and establishment of bonus and equity plan financial metrics;

•	Participating in any discussions with stockholders or investors to introduce the Incoming CFO and transition investor relations responsibilities;

•	Assisting with planning of the annual finance department summit; and

•	Cooperating with the Company and its counsel in preparation for any litigation, including, if necessary, testifying before any judge or other person or body.